ADDENDUM TO
HOLLIS BARNHART INDEPENDENT CONTRACTOR AGREEMENT

This Addendum dated July 1st, 2022, to the Independent Contractor Agreement (the "Addendum"), is made by and between Hollis Barnhart ("Contractor") and VegasWinners, Inc., a Nevada Corporation ("Company").

WHEREAS, Contractor has entered into a Independent Contractor Agreement dated November 1st, 2018 ("the Agreement").

WHEREAS, Contractor and Company now desire to supplement the Agreement to modify the compensation of the Agreement.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreements. The terms of this Addendum shall supersede and control any provisions of the Agreements that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreements.

2. The Independent Contractor Agreement is hereby modified by this Addendum as follows:

> 3. **<u>Compensation.</u>** As full consideration for the Services provided and to be provided by Contractor hereunder, the Company shall compensate Contractor $3,500 per month commencing upon execution of this Agreement.

3. This Addendum shall be incorporated into the Agreement and shall be subject to the terms contained therein.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

VegasWinners, Inc. ("Company")	Hollis Barnhart ("Contractor")
DocuSigned by: Wayne Allyn Root	DocuSigned by: Hollis Barnhart
Wayne Allyn Root, CEO	Hollis Barnhart